SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934
(Amendment No.)

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 Viewpoint Corporation

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Viewpoint Corporation
498 Seventh Avenue
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held December 6, 2007

Dear Stockholders:

The Annual Meeting of Stockholders of VIEWPOINT CORPORATION, will be held on December 6, 2007, at 10:00 a.m., local time, at New York’s Hotel Pennsylvania, 401 Seventh Avenue, 6th Floor, New York, NY 10001 (the “Annual Meeting”), for the following purposes:

1.	To elect five directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To approve changing the name of the Company from “Viewpoint Corporation” to “Enliven Marketing Technologies Corporation”.

3.	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the 2007 fiscal year.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on November 1, 2007 are entitled to vote at the Annual Meeting.

A list of stockholders eligible to vote at the Annual Meeting will be available for review at Viewpoint’s headquarters during regular business hours for ten days prior to the Annual Meeting for any purpose related to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. If you cannot attend the Annual Meeting, we urge you to vote by telephone (toll-free) or by using the Internet as instructed on the enclosed proxy card or by mailing the proxy card in the enclosed postage-paid envelope. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card or voted via the Internet or telephone.

Sincerely yours,

ANDREW J. GRAF
General Counsel and Secretary

New York, New York
November 23, 2007

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR TELEPHONE.

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
December 6, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors of Viewpoint Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on December 6, 2007 at 10:00 a.m., local time, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the New York’s Hotel Pennsylvania, 401 Seventh Avenue, 6 th Floor, New York, NY 10001.

These proxy solicitation materials and the Company’s Annual Report to Stockholders for the year ended December 31, 2006, including financial statements, are being mailed on or about November 23, 2007 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Voting Securities

Stockholders of record at the close of business on November 1, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock, par value $0.001, of the Company (the “common stock”), on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulative voting in the election of directors or any other matter properly presented at the Annual Meeting. On the Record Date, 99,051,155 shares of common stock were issued and outstanding.

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, L.L.C., formerly known as Equiserve Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by the nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee, or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use, whether the proxy was given by telephone, via the Internet or by proxy card. The proxy may be revoked by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by making an authorized Internet or telephone communication on a later date in accordance with the instructions on the enclosed proxy card. It may also be revoked by attendance at the Annual Meeting and voting in person. Attendance alone at the Annual Meeting will not revoke a proxy.

Voting and Solicitation

Proxies properly given and not revoked will be voted in accordance with the specifications made. Where (i) no specifications are given or (ii) any matter not described in this proxy statement is properly presented for action at the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and employees, without additional compensation, personally or by telephone or telegram.

Quorum; Required Votes; Abstentions; Broker Non-Votes

The required quorum for the transactions of business being voted on at this year’s Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes are treated as being present at the Annual Meeting for purposes of establishing a quorum.

With respect to the election of directors, Delaware law requires the affirmative vote of the holders of a plurality of the common stock present and entitled to vote on the election of directors at the Annual Meeting. Therefore, for purposes of the election of directors, abstentions or broker non-votes will have no effect on the outcome of the vote.

The proposal to amend the certificate of incorporation to change the name of the Company from “Viewpoint Corporation” to “Enliven Marketing Technologies Corporation” requires the affirmative vote of at least a majority of the Company’s outstanding shares of common stock entitled to vote thereon. Thus any abstentions or broker non-votes will have the effect of a vote against amending the Company’s certificate of incorporation.

The affirmative vote of a majority of the votes cast is required to ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the 2007 fiscal year. The Company will count abstentions for purposes of determining the total number of votes cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against the proposal. With respect to broker non-votes, the Company will count broker non-votes for purposes of determining the presence or absence of a quorum for the transaction of business. However, the Company will not count broker non-votes for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Thus, except with respect to the proposal to amend the certificate of incorporation to change the name of the Company from Viewpoint Corporation to Enliven Marketing Technologies Corporation, a broker non-vote will not affect the outcome of the voting on any of the proposals at the Annual Meeting.

Ownership of Securities by Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

•	each person known by Viewpoint to beneficially own 5% or more of our common stock;

•	each director (and nominee to be elected as a director) of Viewpoint;

•	each named executive of Viewpoint; and

•	all directors and current executive officers of Viewpoint as a group.

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class (1)
DG FastChannel, Inc. (2)	13,437,500	13.2%
750 West John Carpenter Freeway, Suite 700 Irving, Texas 75039

Diker Management, LLC (3)	8,357,142	8.4%
745 Fifth Avenue, Suite 1409 New York, NY 10151

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class (1)
The Clark Estates (5)	8,034,025	8.1%
One Rockefeller Plaza, 31st Floor New York, NY 10020

Chesapeake Partners Management Co., Inc. (4)	7,934,536	8.0%
2800 Quarry Lake Drive, Suite 300 Baltimore, MD 21209

Patrick Vogt	0	*

Christopher C. Duignan	0	*

Andrew J. Graf	0	*

Samuel H. Jones	940,055	*

Dennis R. Raney	0	*

James J. Spanfeller	0	*

Harvey D. Weatherson	0	*

*	Less than 1% of the outstanding shares of common stock.

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person, if any, that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Percentage ownership is based on 99,051,155 shares of common stock outstanding on the Record Date.

(2)

Based upon a Schedule 13D filed May 15, 2007, DG FastChannel, Inc. maintains that it has sole voting and dispositive power with respect to 10,750,000 shares. DG Fast Channel, Inc. also holds warrants to purchase 2,687,500 shares of common stock pursuant to a private placement transaction entered into with the Company that closed on May 7, 2007. Such warrants are not exercisable for a period of six months following May 7, 2007 and expire on November 7, 2010.

(3)

Based upon a Schedule 13G filed October 25, 2007, Diker Management, LLC maintains that it has shared voting power and dispositive power as to 8,357,142 shares. Diker GP, LLC maintains that it has shared voting power and dispositive power as to 8,357,142 shares. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP, LLC and Diker Management, LLC. Charles M. Diker and Mark N. Diker maintain that they each have shared voting power and dispositive power as to 8,357,142 shares.

(4)

Based upon a Schedule 13G filed October 29, 2007, Chesapeake Partners Management Co., Inc. maintains that it has shared voting power and dispositive power as to 7,934,536 shares of common stock, consisting of 7,834,536 shares of common stock and warrants to purchase 100,000 shares of common stock. Mr. Mark D. Lerner and Ms. Traci J. Lerner are officers of Chesapeake Partners Management Co., Inc. Mark D. Lerner and Traci J. Lerner maintain that they each have shared voting power and dispositive power as to 7,934,536 shares of common stock, consisting of 7,834,536 shares of common stock and warrants to purchase 100,000 shares of common stock.

(5)

Based upon a Schedule 13G filed May 9, 2007, The Clark Estates, Inc. has sole voting power and sole dispositive power as to 8,034,025 shares. In addition, based upon this Schedule 13G, The Clark Estates, Inc. filed the Schedule 13G in its capacity as investment adviser and such shares are owned of record by clients of The Clark Estates, Inc. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. One such client, Federal Partners, L.P., is known to have such right or power with respect to more than five percent of the common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, certain officers, and persons who own more than ten percent of a registered class of the Company’s securities, to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2006, its officers, directors and greater- than ten percent stockholders complied with all Section 16(a) filing requirements.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

Unless otherwise specified, all proxies received will be voted in favor of the election of the persons named below as directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable to serve, nor has any nominee declined to serve, as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified.

All of the nominees are current members of the Board of Directors.

There is no family relationship among any directors or executive officers of the Company.

Nominees for Election as Directors

Name	Principal Occupation during last five years	Age	Director Since
Samuel H. Jones, Jr.	Mr. Jones has been a Director of the Company since April 1992. He has been President of S-J Venture Capital Company since 1991. Mr. Jones founded S-J Transportation Company, an industrial waste transportation company, in 1971 and served as its President until 2002.	74	1992

Dennis R. Raney

Mr. Raney joined Viewpoint’s Board of Directors in February 2004. Mr. Raney served as Chief Financial Officer at eOne Global from 2001 to 2003. Prior to that position, he served as Executive Vice President and Chief Financial Officer at Novell Incorporated from 1998 to 2001. He began his career at Hewlett-Packard in 1970 where he rose through the ranks to become Chief Financial Officer for Intercontinental Operations and then European Operations, based in various locations including Singapore and Geneva. Following Hewlett-Packard, he was Chief Financial Officer for Bristol- Myers Squibb’s Pharmaceutical Group then served as CFO for General Magic, California Microwave and QAD Incorporated before joining Novell. Mr. Raney currently serves on one other public company board: Ultratech, Inc. and a private Singapore company, Infiniti Solutions. He is also a principle at Liberty Greenfield California, a partnership that provides real estate advisory services to corporate clients.

		65	2004

Name	Principal Occupation during last five years	Age	Director Since
James J. Spanfeller	Mr. Spanfeller joined Viewpoint’s Board of Directors in July 2005. Mr. Spanfeller has been the President and Chief Executive Officer of Forbes.com since January 2001. Since January 2006, Mr. Spanfeller has served as Chairman of the Board of Directors of Interactive Advertising Bureau.	51	2006

Patrick Vogt

Mr. Vogt has been the President and Chief Executive Officer of the Company since August 2005. From 2003 to 2005, Mr. Vogt served as Senior Vice President and Senior General Manager of Sony eSolutions Company LLC. His team was responsible for Internet Properties Management, Direct Marketing, and Sales across all customer segments. Other responsibilities included Global Contact Center Governance, the eCommerce and Contact Center platform (supporting all distribution channels), and P&L management for Sony’s entire direct business. From 2001 to 2003, Mr. Vogt was Vice President of Compaq Computer’s eBusiness Group & Software and Peripherals Group, where his team managed all direct marketing activities and the direct on-line business for the Americas region. From 1999 to 2001, Mr. Vogt was General Manager of the Aftermarket Sales Division and Dell Online for Dell Computer Corporation. Mr. Vogt received a Bachelor of Science degree from the State University of New York and has an MBA from Iona College, Hagen School of Business, with a concentration in Marketing.

		43	2004

Harvey D. Weatherson

Mr. Weatherson joined Viewpoint’s Board of Directors in October 2005. Mr. Weatherson served as Vice President of North America Operations & Strategy for Hewlett-Packard Company from 2000 to 2002 and was responsible for all activities related to business and sales operations, call centers and eCommerce in the United States. From 1994 to 1999, Mr. Weatherson served in a number of senior executive positions at Compaq Computer Corporation, including President of Compaq Canada following Compaq’s acquisition of The Tandem Computer Company and President of Compaq Federal in Washington, D.C., following Compaq’s acquisition of The Digital Equipment Corporation. Prior to joining Compaq, from 1990 to 1993, Mr. Weatherson was Chief Executive Officer of The Navy Exchange System, a full-line retail services company operated by the U.S. Navy, with $2 billion in annual sales, 130 stores and 24,000 employees. From 2003 to May 2004, Mr. Weatherson served as Chairman, President and CEO of GovConnection, Inc., a subsidiary of PC Connection, Inc. Since May 2004 and continuing through the present, Mr. Weatherson serves on the Board of Directors of PC Connection, Inc. and as Chairman of its Compensation Committee.

		69	2005

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
STOCKHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

Director Resignations

Mr. Stephen Duff, the Chief Investment Officer of The Clark Estates, Inc. served on the Board of Directors of the Company during 2006 and resigned from the Board, as well as the Company’s Compensation Committee and Nominating and Corporate Governance Committee on January 9, 2007.

Independence of Directors

The Board of Directors has determined that the majority of the Board of Directors is comprised of “independent directors” within the meaning of applicable listing standards of The Nasdaq Stock Market (“Nasdaq”). The Company’s independent directors include: Messrs. Jones, Raney, Spanfeller and Weatherson.

Board of Directors Meetings and Committees

The Board of Directors of the Company held thirteen meetings in 2006. Each director attended at least 80% of the meetings held while such director was a member of the Board of Directors during fiscal year 2006.

The Board of Directors has an audit committee (the “Audit Committee”) which currently consists of Dennis Raney, serving as Chairman, Samuel H. Jones, Jr. and Harvey D. Weatherson.

The Audit Committee held six meetings during fiscal year 2006 and acted once by unanimous written consent. Each director who served on the Audit Committee during fiscal year 2006 attended at least 75% of the meetings of the Audit Committee held during fiscal year 2006.

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes, our system of internal accounting and financial controls and our compliance with related legal and regulatory requirements, the appointment, engagement, termination and oversight of our independent registered public accounting firm, including conducting a review of their work, reviewing and pre- approving any audit and non-audit services that may be performed by them, reviewing with management and our independent registered public accounting firm the adequacy of our internal financial controls, and reviewing our critical accounting policies and the application of accounting principles.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership. Each member is an “independent director” within the meaning of applicable Nasdaq listing standards and each member meets Nasdaq’s financial knowledge requirements. The Board of Directors has further determined that Mr. Raney is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC and that Mr. Raney meets Nasdaq’s professional experience requirements. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the Nasdaq. A copy of the Audit Committee charter can be found under the Company tab in the Corporate Governance section of our website at www.viewpoint.com.

The Board of Directors has a compensation committee (the “Compensation Committee”) which consists of Samuel H. Jones, Jr., serving as Chairman, and James J. Spanfeller. The members of the Compensation Committee are all independent directors within the meaning of applicable Nasdaq listing standards, and satisfy other applicable “independence” requirements under Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code. Mr. Duff served on the Compensation Committee during all of 2006. Mr. Duff resigned from the Compensation Committee on January 9, 2007 and Mr. Spanfeller was subsequently elected to the Compensation Committee.

The Compensation Committee’s primary function is to develop and monitor compensation arrangements for the officers and directors of the Company, and monitor stock option activity for the Company. The Compensation Committee held three meetings in 2006. Each member of the Compensation Committee attended each meeting held during his tenure. A copy of the Compensation Committee charter can be found under the Company tab in the Corporate Governance section of our website at www.viewpoint.com.

The Board of Directors has a nominating and corporate governance committee (the “Nominating Committee”) which consists of Mr. Spanfeller, serving as Chairman, and Mr. Weatherson. Mr. Duff served on the Nominating Committee during all of 2006. Mr. Duff resigned from the Nominating Committee on January 9, 2007 and Mr. Spanfeller was subsequently elected to the Nominating Committee. The Nominating Committee’s primary purpose is to evaluate candidates for membership on the Board, make recommendations to the Board regarding candidates, and make recommendations with respect to the composition of the Board and the committees thereof. The members of the Nominating Committee are all independent directors within the meaning of applicable Nasdaq listing standards. The Nominating Committee operates pursuant to a written charter, a copy of which can be found under the Company tab in the Corporate Governance section of our website at www.viewpoint.com.

The Nominating Committee held one meeting during fiscal year 2006. Each director who served on the Nominating Committee during fiscal year 2006 attended all of the meetings of the Nominating Committee held during his tenure.

In carrying out its function to nominate candidates for election to the Board, the Nominating Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of the Board at that point in time. The Nominating Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, have an understanding of elements relevant to the success of a publicly-traded company and have established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Nominating Committee’s judgment, interfere with or limit such candidate’s ability to do so. Each candidate should also be prepared to represent the best interests of all of Viewpoint’s stockholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Nominating Committee also considers the director’s past attendance at Board and Committee meetings and participation in and contributions to the activities of the Board. The Nominating Committee has no stated specific, minimum qualifications that must be met by a candidate for a position on the Board. The Nominating Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” within the meaning of applicable Nasdaq listing standards.

The Nominating Committee’s method for identifying candidates for election to the Board (other than those proposed by Viewpoint’s stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources: members of the Board; our executives; individuals personally known to the members of the Board; and other research, including database and Internet searches. The Nominating Committee may also from time to time retain one or more third-party search firms to identify suitable candidates.

The Nominating Committee will consider candidates for director recommended by stockholders. Stockholders wishing to recommend candidates for the Nominating Committee’s consideration should contact the Nominating Committee by postal mail addressed to Viewpoint Corporation, 498 Seventh Avenue, New York, N.Y. 10018, Attention: Nominating Committee.

Any stockholder may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in the Company’s Bylaws. In addition, the notice must include any other information required pursuant to Regulation 14A under the Exchange Act. As set forth in the Company’s Bylaws, in order for the director nomination to be timely submitted for the annual meeting of stockholders to be held in 2008, a stockholder’s notice to the Company’s Secretary must be delivered to Viewpoint’s principal executive offices no later than January 15, 2008.

The Nominating Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

The 2006 annual meeting of stockholders was attended by Mr. Patrick Vogt, the Company’s President and CEO at that time. The Company does not have a policy regarding board members’ attendance at annual meetings of stockholders.

Communication with the Board of Directors

Any stockholder who desires to contact our Board or specific members of our Board may do so electronically by sending an e-mail to the following address: directors@viewpoint.com. Alternatively, a stockholder can contact our Board or specific members of our Board by writing to: Viewpoint Corporation, 498 Seventh Avenue, New York, NY 10018, to the attention of the Board of Directors or the specific member of the Board, as the case may be.

Report of the Audit Committee

The members of the Audit Committee are all “independent” directors as defined by the listing standards of Nasdaq as well as the SEC’s rules and regulations. The Audit Committee acts under a written charter, a copy of which can be found under the Company tab in the Corporate Governance section of our website at www.viewpoint.com.

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for performing an independent integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, as amended, relating to communication with audit committees. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, the Audit Committee discussed with the independent registered public accounting firm that firm’s independence, and considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s 2006 Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dennis Raney, Chairperson
Samuel H. Jones, Jr.
Harvey D. Weatherson

Principal Accountant Fees and Services

The fees billed for professional services rendered by PwC for the fiscal years 2006 and 2005 were as follows:

	2006	2005 (1)
Audit Fees	$675,169	$777,713
Audit-Related Fees	$12,750	$9,700
All Other Fees	$4,227	$21,425
Tax Fees	$0	$0

Total	$692,146	$808,838

(1)	The 2005 fees reported in the chart provided above have been adjusted from amounts previously reported to include the final bill for the 2005 audit which was billed in 2006.

The services rendered by PwC in connection with the fees presented in the table above were as follows:

Audit Fees

Audit fees relate to the services rendered in connection with the audit of the Company’s consolidated financial statements for the years ended December 31, 2006 and 2005, quarterly reviews of financial statements included in the Company’s Forms 10-Q during 2006 and 2005, and the audit of internal control over financial reporting as of December 31, 2006 and 2005.

Audit Related Fees

Includes services rendered to review registration statements filed by the Company during 2006 and 2005.

All Other Fees

All other fees amounts include 401K audit in 2005 and software licensing fees in 2006.

Pre-Approval of Independent Registered Public Accounting Firm Fees and Services Policy

The Audit Committee has adopted a policy that requires advance approval of all audit services and non-audit services performed by the independent registered public accounting firm or other public accounting firms.

Compensation Discussion and Analysis

Overview of Compensation Program

The Company’s Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for the Company’s executive officers, which currently include the Chief Executive Officer, the Chief Financial Officer, and the Executive Vice President and General Counsel. This Compensation Discussion and Analysis presents information about the compensation of the executives named in the Summary Compensation Table (the “named executives”). The Committee develops executive compensation philosophy and it establishes and annually reviews and approves executive compensation programs and practices. The Committee also reviews and approves corporate goals and objectives relevant to these compensation decisions, and evaluates the performance of the Company’s executives.

Objectives of Compensation Program

The objectives of Viewpoint’s compensation program are to encourage and reward performance, to align employee financial interests with long-term shareholder value, and to attract and retain outstanding employees. Viewpoint’s compensation philosophy is to offer a package including a competitive base salary, a competitive bonus incentive based on individual and corporate achievement goals, equity-based incentives, and competitive benefits. Executive officers receive total compensation packages in line with their responsibilities and expertise.

Reward Performance. Performance is measured through achievement of corporate financial goals and individual strategic and operational goals. Base salary and bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. In particular, in 2006 a plan was put into place to provide a discretionary cash bonus pool for 2006 if the Company’s overall financial performance met certain adjusted operating income targets. As these financial targets were not met in 2006, cash bonuses were not paid to employees in 2006 pursuant to the 2006 bonus plan. In addition, equity incentive compensation in the form of stock options is determined taking into consideration performance levels, and are subject to vesting schedules that require continued service with the Company.

Achieve Alignment With Shareholder Value. We seek to align the interests of executive officers with those of our investors by evaluating executive performance on the basis of a key financial measurement, adjusted operating income, which we believe should closely correlate to long-term shareholder value. Key elements of compensation that align the interests of the named executives with shareholders include annual bonus awards, which are significantly based on achievement of this key financial metric, and equity incentive compensation, which links a significant portion of compensation to shareholder value because the value of the awards corresponds to stock price appreciation.

Attract and Retain. We attempt to attract and retain our executives by paying competitive compensation. In addition, equity incentives, which require continued service to vest, provide a key retention device.

Implementing Objectives; Determining Compensation

The Committee relies on its judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, and considering peer comparisons. We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. We consider competitive market compensation paid by other companies. We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executives to deliver superior performance and retain them to continue their careers with Viewpoint.

Peer Comparisons and Role of Compensation Consultant. The company generally utilizes an independent compensation consultant to assist it in its review of executive compensation. The consultant provides market intelligence on compensation trends along with general views on specific compensation programs. The consultant does not recommend specific compensation levels for any of the executive officers. The consultant engaged by the Compensation Committee used several broad comparison groups in its analysis based on its determination that they were relevant comparison groups based on industry, size of company and other factors.

Role of Chief Executive Officer. Our CEO assists the Compensation Committee in reaching compensation decisions with respect to the named executives other than the CEO by evaluating their performance and recommending compensation levels to the Committee. The other named executives do not play a role in their own compensation determination, other than discussing individual performance objectives and achievement with the CEO.

Employment and Severance Agreements. The Company has employment agreements with our CEO, CFO and EVP/General Counsel. These employment agreements were effective in August 2005, April 2007 and June 2005, respectively. In addition, in connection with the Company’s acquisition of Springbox Ltd. in October 2007, Dan Isaacs and Adam Moore, the Co-President’s of Springbox Ltd. entered into employment agreements with the Company. Our other employees serve at the will of the Board, which enables the company to terminate their employment with discretion as to the terms of any severance arrangement, subject to the Company’s general severance policy. This is consistent with the company’s performance-based employment and compensation philosophy.

Equity Grant Practices. The exercise price of each stock option awarded to our executive officers under our stock option plans is the closing price of Viewpoint stock on the date of grant. The date of grant is the date that action is taken approving the grant pursuant to the Compensation Committee’s authority, such as the date of the Committee’s meeting or the date of the action pursuant to a unanimous consent of the Committee, as applicable. In addition, during 2006 and prior to October 31, 2007, the CEO had the authority to grant up to 50,000 stock options to any employee on an annual basis, except executive officers of the Company. The date of any such grant is the date formally approved in writing by the CEO. Pursuant to a Board resolution adopted at the October 31, 2007 Board meeting, the CEO no longer has the discretion to grant stock options and all grants of stock options are subject to full Board approval.

Elements of Compensation Program

Viewpoint’s compensation program consists of three key elements—base salary, bonus incentive based on the Company’s overall performance, and equity incentives. Other than participation in broad based employee benefit plans, Viewpoint does not provide any perquisites to its executive officers, except for the CEO as described below.

Base salary. Base salaries for our named executives are determined with reference to the executive’s scope of responsibilities, contribution to company performance, experience, and breadth of knowledge. Typically the base salaries for executive officers are reviewed annually, with salary changes effective May 1 in connection with the annual review process. Adjustments in the base salaries of executive officers may also be considered at other times during the year if warranted by changing responsibilities or other factors.

Annual Cash Incentive Bonus. In 2006, our executive officers and certain other employees were eligible to participate in a cash incentive bonus. This bonus was intended to meet the objective of the Committee to include a component of executive compensation as at-risk incentive pay, and is consistent with recommendations made by the compensation consultant. Under this program, the aggregate pool that would be available for bonuses was determined based on the Company’s performance with respect to 2006 adjusted operating income targets that were established early in the year and were based on the Company’s approved budget. No bonuses were paid to named executives or other employees in 2006 pursuant to the 2006 bonus plan.

Equity Incentives. Viewpoint’s equity incentive compensation program is designed to recognize the scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with our shareowners’ and retain the executives through the term of the awards. As a result, each executive officer receives a significant stock option grant when he or she joins Viewpoint or is promoted to an executive officer position. Grant sizes are determined based on various subjective factors primarily relating to the responsibilities of the individual officers, their anticipated contributions to Viewpoint’s success and prior option grants. In addition, the Committee will periodically grant additional stock options to executive officers based on their responsibilities, performance and contributions during the preceding year, prior option grants and the need to retain such executives.

Stock options only have value to the extent the price of Viewpoint stock on the date of exercise exceeds the exercise price on grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool. The amount of equity incentive compensation granted in 2006 was based upon the strategic, operational and financial performance of the Company overall and reflects the executives’ expected contributions to the Company’s long term success.

In August 2006, the Committee approved special retention option grants to approximately 40% of the employees of the Company, including the Company’s Interim CFO and EVP/General Counsel. These retention options were granted based on the significant ongoing contributions that each of these individuals was expected to make to Viewpoint in the future. These options “cliff-vest” at the end of three years in order to enhance the retention value of the options, and expire seven years from the grant date.

During December 2006, the Committee granted the Company’s Interim CFO and EVP/General Counsel additional retention options as a result of their acceptance of additional responsibilities with the Company and their performance. These options “cliff-vest” at the end of three years in order to enhance the retention value of the options, and expire seven years from the grant date.

In addition approximately 85% of the employees of the company receive annual option grants. All annual options granted have an exercise price equal to the closing price of the common stock on the date of grant. The stock options granted become exercisable at the rate of 16 2/3% on the six-month anniversary of the grant date, then continue vesting in equal monthly amounts over the following 2 years such that they are fully vested 3 years from the grant date. They have a maximum seven-year term. None of the named executive officers received annual grants in 2006. We believe that this vesting schedule aids the company in retaining employees and motivating longer-term performance. Under the terms of the company’s 2006 Equity Incentive Plan unvested restricted shares are forfeited if the executive voluntarily leaves Viewpoint.

No Perquisites. We seek to maintain an egalitarian culture in our facilities and operations. Officers are not entitled to operate under different standards than our other employees. Except for a housing allowance and an insurance policy provided to the CEO, the Company does not provide perquisites or other personal benefits to officers, such as automobiles, permanent lodging or defraying the cost of personal entertainment or family travel. Our health care and other insurance programs are the same for all eligible employees, including officers. We expect our officers to be role models under our Code of Conduct, which is applicable to all employees, and officers are not entitled to operate under lesser standards.

Chief Executive Officer Compensation

In determining the compensation for the Company’s CEO, Patrick Vogt, for 2006, the Compensation Committee considered his performance against his financial, strategic and operational goals for the year. Like other executive officers, the key elements of compensation for Mr. Vogt are base salary, cash incentives, and equity incentives.

For fiscal 2006, Mr. Vogt’s base salary was $350,000. Pursuant to Mr. Vogt’s employment agreement, his bonus target was set at $125,000 or approximately 36% of his base salary, and his option target was set at 128,000 options. Based on the Company’s performance against revenue and adjusted operating income targets set by the board in 2006, Mr. Vogt did not receive any cash bonus or options in 2006.

Compensation of Other Named Executive Officers

In determining the compensation of each of the other named executive officers for 2006, the Committee compared their achievements against the performance objectives established for each of them at the beginning of the year. The Committee also evaluated the overall performance of the Company and their contributions to that performance, as well as, when relevant, the performance of and the business groups that each leads. As noted above Messrs Duignan and Graf received retention options granted in August and November 2006 and did not receive additional grants or cash bonus in 2006.

Compensation for Non-Employee Directors in 2006

Non-employee directors’ compensation is set by the Board at the recommendation of the Compensation Committee. In developing its recommendations, the Committee is guided by the following goals: compensation should fairly pay directors for work required in a company of Viewpoint’s size and scope; compensation should align directors’ interests with the long-term interest of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand. The compensation committee generally reviews Board compensation annually. Like our approach with respect to executive compensation, when establishing compensation for nonemployee directors the Compensation Committee and the Board considers competitive market compensation paid by other companies.

The Company compensates each of its non-employee directors, other than Mr. Raney and Mr. Weatherson, as follows: each non-employee director is paid (i) $2,500 at the end of each fiscal quarter in which he or she is a director, (ii) $1,000 for each regular Board meeting he or she attends, and (iii) $500 for each Board committee meeting he or she attends; provided, however, that if more than one committee meeting is held on the same day or a Board meeting and one or more committee meetings are held on the same day, no more than the initial $500 or $1,000, as the case may be, is paid to any director for all such meetings attended by such director on such date. We paid no fees to members of the Board for meetings they attended by telephone in 2006.

The Company compensates Mr. Raney, the Chairman of the Audit Committee, as follows: (i) $5,000 at the end of each quarter for his services as a member of the Board and Chairman of the Audit Committee, (ii) $1,500 for each meeting of the Board he attends in person, and (iii) $750 for each meeting of the Audit Committee he attends in person. The Company pays fees to Mr. Raney for attending meetings of the Board and meetings of the Audit Committee regardless of whether a meeting of the Board and a meeting of the Audit Committee are held on the same day.

The Company compensates Mr. Weatherson, the Non-Executive Chairman of the Board, as follows: (i) $4,000 at the end of each fiscal quarter for his services as a member of the Board and Non- Executive Chairmen of the Board; (ii) $1,000 for each regular Board meeting he attends, and (iii) $500 for each Board committee meeting he attends; provided, however, that if more than one committee meeting is held on the same day or a Board meeting and one or more committee meetings are held on the same day, no more than the initial $500 or $1,000, as the case may be, is paid to Mr. Weatherson for all such meetings attended on such date.

Each non-employee director who joins the Board is automatically granted an option to purchase 20,000 shares of common stock on the date upon which such person first becomes a director. In the case of Mr. Raney, the Company agreed to increase this initial option grant to an option to acquire 50,000 shares. From 1995 through January 2006, each non-employee director has also automatically received an option to purchase 5,000 shares of common stock on the first trading day following January 1 of each year, provided the director has been a member of the Board for at least six months. On March 8, 2005, the Board of Directors resolved to increase the number of shares subject to this automatic annual grant to 12,000 and issued options to acquire 7,000 shares of common stock to the non-employee directors who would have been eligible to receive an option to acquire 12,000 shares if this increase had been in effect in January 2005. On February 14, 2006, the Board of Directors resolved to increase the number of shares subject to this annual grant to 15,000 for Mr. Weatherson, as Non-Executive Chairman of the Board.

The exercise price of each option granted to directors is equal to the fair market value of the common stock on the date of grant. The option granted to non-employee directors on the day they join the Board vests at a rate of one-eighth of the option shares upon the end of the first six-month period after the date of grant and one-forty-eighth of the remaining option shares per month thereafter for 3 and a half years, provided the optionee remains a director of the Company. The options granted to non-employee directors on the first business day of each year vests at the rate of one-half of the option shares upon the end of the first six-month period after the date of grant and one-twelfth of the remaining option shares per month thereafter, provided the optionee remains a director of the Company. Options have a term of ten years unless terminated sooner, whether upon termination of the optionee’s status as a director or otherwise pursuant to the operative stock option plan.

In accordance with the compensation arrangements described above, the following table sets forth certain information regarding compensation for the nonemployee members of our Board of Directors for 2006:

Name	Total Fees Earned or Paid in Cash	Option Awards (1)(2)	Total ($)
Samuel H. Jones, Jr	$14,000	$19,976	$33,976
Dennis R. Raney	$23,000	$29,061	$52,061
James J. Spanfeller	$7,000	$2,449	$9,449
Harvey D. Weatherson	$20,000	$7,029	$27,029
Stephen Duff (3)	$14,000	$22.556	$36,556
Thomas Bennett (3)	$2,500	$8,864	$11,364
James Crabbe (3)	$4,500	$9,780	$14,280
Robert E. Rice (3)	$0	$7,606	$7,606

(1)

This amount represents the compensation expense recognized by the Company during the year ended December 31, 2006, in accordance with the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-based Payment (“FAS 123R”) with respect to stock options granted in 2006 and prior years. See “Note 2—Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, for more information regarding assumptions utilized in determining this compensation expense.

(2)

As of December 31, 2006, the aggregate number of outstanding option awards for each non-employee director was as follows: Stephen Duff 49,000; Samuel H. Jones 227,750; Dennis R. Raney 74,000; James J. Spanfeller 20,000; Harvey D. Weatherson 20,000.

(3)

Thomas Bennett, James Crabbe, Stephen Duff, and Robert Rice are former members of our Board of Directors who left their positions on April 28, 2006, May 2, 2006, January 9, 2007, and February 13, 2006, respectively.

Tax Considerations

Sections 162(m) of the Internal Revenue Code limits the deductibility of compensation payments in excess of $1 million in any taxable year to our Chief Executive Officer and certain other executive officers that are employed by the Company at year end, unless the compensation qualifies as “performance-based” under federal law. In making compensation decisions, the Committee considers the effects of Section 162(m) together with other factors relevant to the Company’s business needs. The Company has historically taken, and intends to continue taking, appropriate actions, to the extent it believes desirable, to preserve the deductibility of compensation payments, including stock awards. However, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). Accordingly, the Committee has not adopted a policy that all compensation paid must be tax- deductible and qualified under Section 162(m).

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is a former or current officer or employee of the Company. No interlocking relationship exists between any member of the Compensation Committee and any member of any other Company’s Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Amendment No. 2 on Form 10-K/A.

The foregoing report is provided by the following directors, who constitute the compensation committee.

Samuel H. Jones, Jr., Chairman
James J. Spanfeller

Executive Officers

The following table sets forth certain information with respect to our executive officers, other than Mr. Patrick Vogt, whose information is set forth above under the caption “—Directors.”

Name	Age	Positions and Office with Viewpoint	Executive Officer Since
Patrick Vogt	43	President and Chief Executive Officer	2005
Christopher C. Duignan	32	Chief Financial Officer	2006
Andrew J. Graf	36	Executive Vice President and General Counsel	2006

Christopher C. Duignan served as Interim Chief Financial Officer of the Company from November 2006 until he was appointed CFO on April 27, 2007. Mr. Duignan has worked for the Company for over five years, rising from the Manager of Treasury Operations, to Controller, and finally to Chief Financial Officer. Mr. Duignan also serves as Viewpoint’s Chief Accounting Officer. Prior to Viewpoint, Mr. Duignan worked at PricewaterhouseCoopers LLP (“PwC”) for four years in their technology group within the audit practice. At PwC, Mr. Duignan’s client base consisted of publicly traded technology companies as well as start-ups. Mr. Duignan received a bachelor of science in accounting from Fairfield University in 1997 and is a Certified Public Accountant.

Andrew J. Graf serves as Executive Vice President and General Counsel of the Company. Mr. Graf was an attorney at Milbank, Tweed, Hadley, and McCloy LLP, specializing in mergers and acquisitions and corporate matters from 1999 until joining the Company as General Counsel in June 2005. Mr. Graf graduated with a B.S. in accounting and economics from New York University’s Stern School of Business in 1993 and received his Juris Doctorate from the Benjamin N. Cardozo School of Law in 1999.

EXECUTIVE COMPENSATION

2006 Summary Compensation Table

The following table sets forth certain compensation information for the Chief Executive Officer, Chief Financial Officer of Viewpoint, and the Executive Vice President/General Counsel for the fiscal year ended December 31, 2006 (the “named executives”). It also includes compensation information for the Company’s former Chief Financial Officer VP/GM The Studio, Product Management, Strategic Sales and VP Corporate Marketing.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)(2)	All Other Compen- sation ($)		Total Compen- sation ($)
Patrick Vogt, President and Chief Executive Officer	2006	$350,000	$0	$416,842	$74,102	(3)	$842,950
Christopher C. Duignan, Chief Financial Officer	2006	$170,000	$0	$67,904	$1,519	(4)	$241,429
Andrew J. Graf, Executive Vice President and General Counsel	2006	$220,000	$0	$84,412	$2,893	(4)	$309,311
William H. Mitchell, Former Chief Financial Officer (5)	2006	$231,751	$25,000	$15,670	$24,434	(6)	$278,083
Andrew Freeman, VP/GM The Studio, Product Management, Strategic Sales	2006	$185,000	$0	$55,697	$3,098	(4)	$254,895
Ann Charles, VP Corporate Marketing	2006	$170,000	$0	$60,488	$2,586	(4)	$235,080

(1)

This amount represents the compensation expense recognized by the Company during the year ended December 31, 2006, in accordance with the provisions of FAS 123R with respect to option awards granted in 2006 and prior years.

(2)

See “Note 2—Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, for more information regarding assumptions utilized in determining this compensation expense.

(3)	This amount represents a housing allowance of $36,000, travel benefits of $33,798, life insurance policy premium of $3,120, and 401(k) matching employer contributions of $1,184.

(4)	This amount represents 401(k) matching employer contributions.

(5)	Mr. Mitchell served as Viewpoint’s Chief Financial Officer during 2006 until November 17, 2006.

(6)	This amount represents a housing allowance of $20,778 and 401(k) matching employer contribution of $3,656.

Employment Agreements

The Company entered into an employment agreement with Mr. Vogt in August 2005 for a term ending on December 31, 2009. The agreement provides for an annual base salary of $350,000, a signing bonus of $50,000, and an annual cash incentive bonus of $128,000 and an annual incentive stock option grant of 125,000 shares if the Company achieves certain annual revenue growth and operating income targets as set forth by the Compensation Committee of the Board of Directors. Mr. Vogt was granted an option to acquire 1,500,000 shares of common stock at an exercise price of $1.36 per share, the fair market value of the common stock on the day of commencement of Mr. Vogt’s employment. However, if Mr. Vogt’s employment is terminated by the Company without cause (as defined) or by Mr. Vogt for good reason (as defined), Mr. Vogt is entitled to receive an amount equal to his base salary. In addition, if Mr. Vogt’s employment is terminated within one year following a change in control of the Company (as defined), Mr. Vogt would be entitled to receive two times his base salary and all options issued to Mr. Vogt would immediately vest and become exercisable.

In addition, the Company entered into an employment agreement with Mr. Duignan in April 2007 under which Mr. Duignan agreed to serve as Chief Financial Officer of the Company and the Company agreed to pay to Mr. Duignan a base salary of $220,000 per year and to grant to Mr. Duignan an option to acquire 100,000 shares of the common stock. The agreement further provides that if Mr. Duignan’s employment is terminated by the Company without cause (as defined) or is terminated by Mr. Duignan for good reason (as defined), Mr. Duignan will receive an amount equal to his base salary and the unvested portion of all stock options held by Mr. Duignan would immediately vest and become exercisable. In addition, if Mr. Duignan’s employment is terminated within one year following a change in control of the Company (as defined), Mr. Duignan would be entitled to receive his base salary and all options issued to Mr. Duignan would immediately vest and become exercisable.

The Company also entered into an employment agreement with Mr. Graf effective in June 2005, under which Mr. Graf agreed to serve as General Counsel of the Company and the Company agreed to pay to Mr. Graf a base salary of $200,000 per year and to grant to Mr. Graf an option to acquire 200,000 shares of the common stock. The agreement further provides that if Mr. Graf’s employment is terminated by the Company without cause (as defined) or is terminated by Mr. Graf for good reason (as defined), Mr. Graf will receive an amount equal to his base salary and the unvested portion of all stock options held by Mr. Graf would immediately vest and become exercisable. In addition, if Mr. Graf’s employment is terminated within one year following a change in control of the Company (as defined), Mr. Graf would be entitled to receive his base salary and all options issued to Mr. Graf would immediately vest and become exercisable. Mr. Graf’s base salary was subsequently increased to $220,000 by the Compensation Committee of the Board of Directors effective January 1, 2006 and to $250,000 by the Compensation Committee effective January 1, 2007.

The Company entered into an employment agreement with its former Chief Financial Officer, Mr. Mitchell, in July 2003 under which Mr. Mitchell agreed to serve as Chief Financial Officer for a two- year term. The agreement provides for an annual base salary of $225,000, a minimum annual bonus of $25,000, and an annual discretionary bonus based on the achievement of management-based objectives of up to $50,000. In accordance with the agreement, the Company granted to Mr. Mitchell an option to acquire 350,000 shares of common stock at an exercise price of $0.77 per share, the closing price of the common stock on the day immediately preceding the commencement of Mr. Mitchell’s employment. The agreement further provides that the Company will grant to Mr. Mitchell an option to acquire an additional 150,000 shares of common stock on the first anniversary of his starting date at an exercise price equal to the closing price of the common stock on that day. In November 2003, the Company granted Mr. Mitchell an option to acquire 200,000 shares of common stock in satisfaction of the Company’s obligation to grant to Mr. Mitchell the option to acquire 150,000 shares of common stock on the first anniversary of his starting date pursuant to the employment agreement. The option to acquire 200,000 shares was immediately vested and was granted at an exercise price of $.82 per share, the closing price of the common stock on the grant date. In addition, the Company agreed that twelve and one-half percent (12.5%) of the shares subject to the option to acquire 350,000 shares of common stock granted to Mr. Mitchell vested three months after the first day of Mr. Mitchell’s employment and the remaining shares vest at the rate of 1/21 per month. However, if Mr. Mitchell’s employment is terminated by the Company after the first anniversary of Mr. Mitchell’s employment, 100% percent of the shares subject to issued options would vest in Mr. Mitchell and Mr. Mitchell would be entitled to receive a payment equal to his base salary. In addition, if the Company enters into an agreement with a third party that leads to a change in control after the first anniversary of Mr. Mitchell’s employment and Mr. Mitchell’s employment is terminated within one year following the change in control, Mr. Mitchell would be entitled to receive two times his base salary and the options issued to Mr. Mitchell would immediately vest and become exercisable. Mr. Mitchell left the Company in November 2006 and no payments were made to Mr. Mitchell pursuant to the terms of the employment agreement.

2006 Grants of Plan-Based Awards

The following table sets forth certain information with respect to options granted during the year ended December 31, 2006 to the named executives.

Name	Type of Award	Grant Date	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards
Christopher C. Duignan	Option	8/30/06	50,000	$ 1.62	$ 69,815
Christopher C. Duignan	Option	12/12/06	50,000	$ 0.78	$ 33,695
Andrew J. Graf	Option	8/30/06	100,000	$ 1.62	$ 139,630
Andrew J. Graf	Option	12/12/06	50,000	$ 0.78	$ 33,695
William H. Mitchell	Option	8/30/06	100,000	$ 1.62	$ 139,630
Andrew Freeman	Option	8/30/06	50,000	$ 1.62	$ 69,815
Ann Charles	Option	8/30/06	50,000	$ 1.62	$ 69,815

(1)	Option exercise price is equal to the closing market value on the date of grant.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth certain information with respect to outstanding option awards and stock awards held by the named executives VP/GM The Studio, Product Management, Strategic Sales and VP Corporate Marketing as of December 31, 2006.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Patrick Vogt	750,000	750,000	1.36	8/25/2015
	9,792	10,208	3.07	10/26/2014
	15,000	—	5.81	1/14/2012
	15,000	—	3.00	1/2/2011
SubTotal	789,792	760,208
Christopher C. Duignan		50,000	0.78	12/12/2013
		50,000	1.62	8/30/2013
	21,389	33,611	1.32	10/24/2012
	23,958	1,042	3.06	1/3/2015
	5,000	—	2.69	10/20/2014
	100,000	—	0.82	11/17/2013
	5,000	—	6.70	1/31/2012
SubTotal	155,347	134,653
Andrew J. Graf	—	50,000	0.78	12/12/2013
	—	100,000	1.62	8/30/2013
	99,999	100,001	1.57	6/6/2015
SubTotal	99,999	250,001
Andrew Freeman	58,333	91,667	1.27	10/17/2015
	—	50,000	1.62	8/30/2013
SubTotal:	58,333	141,667
Ann Charles	62,499	87,501	1.30	9/26/2015
	—	50,000	1.62	8/30/2013
SubTotal	62,499	137,501
Total	1,165,970	1,424,030

2006 Option Exercises

There were no options exercised in 2006 with respect to the named executives.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our common stock that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or Directors under all of our existing equity compensation plans as of December 31, 2006.

Plan category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,449,000	$ 2.02	3,289,000
Equity compensation plans not approved by security holders	3,874,000	$ 1.20	0
Total	9,323,000	$ 1.68	3,289,000

Summary of Equity Compensation Plan Not Approved by Shareholders

Since July 2003, the Company has issued options to acquire common stock to new employees as an inducement to the employee’s acceptance of employment with the Company pursuant to NASDAQ Rule 4350(i)(1)(A). With the exception of these options being outside of security holder approved plans, these options have the same features as options issued under plans approved by security holders.

Certain Relationships and Related Transactions

Related Party Transaction Policy. Our Code of Conduct mandates that employees, officers and directors bring promptly to the attention of either our General Counsel or Chief Financial Officer, any transaction or relationship that may result in a conflict of interest between that person and the Company. In addition, related party transactions are required to be disclosed to our Chief Financial Officer. Furthermore, if determined to be material to the Company by the Chief Financial Officer, our Audit Committee must review and approve any related party transaction before it is consummated. The most significant related party transactions, particularly those involving the Company’s Board of Directors or executive officers, must be reviewed and approved in writing in advance by the Company’s Board of Directors. The Code of Conduct also mandates that the Company report all such material related party transactions under applicable accounting rules, Federal securities laws, SEC rules and regulations, and securities market rules. In addition, the Code of Conduct mandates that any dealings with a related party must be conducted in such a way that no preferential treatment is given.

PROPOSAL TWO:

APPROVAL OF THE CHANGE OF THE NAME OF THE COMPANY FROM VIEWPOINT
CORPORATION TO ENLIVEN MARKETING TECHNOLOGIES CORPORATION

On October 31, 2007, our Board of Directors adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation to change the name of the Company from “Viewpoint Corporation” to “Enliven Marketing Technologies Corporation”. The Board determined that, due to strategic considerations, it is in the best interest of the Company and its shareholders to re-brand the business of the Company under the name “Enliven Marketing Technologies Corporation.” The change of the Company name would be effectuated by amending the first paragraph of current Article One of the Certificate of Incorporation of the Company to read as follows:

The name of this corporation is Enliven Marketing Technologies Corporation (the “Corporation”).

The ticker symbol of the Company (VWPT) is expected to change to ENLV as a result of the proposed name change.

Stockholders will not be required to submit their stock certificates for exchange as a result of this proposed name change. Following the effective date of the amendment changing the Company’s name, all new stock certificates issued by the Company will be overprinted with the Company’s new name.

If stockholders approve the proposal at the Annual Meeting, the Company will implement the name change on or about January 1, 2008.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CHANGE OF THE
NAME OF THE COMPANY FROM “VIEWPOINT CORPORATION” TO “ENLIVEN
MARKETING TECHNOLOGIES CORPORATION” AND RECOMMENDS THAT
THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO CHANGE THE
NAME OF THE COMPANY.

PROPOSAL THREE:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, upon recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the Company’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2007. This selection will be presented to the stockholders for ratification at the Annual Meeting. If the stockholders fail to ratify this selection, the Board of Directors will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be in attendance at the Annual Meeting and will have the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007 AND RECOMMENDS THAT THE
STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP.

OTHER MATTERS

As of the mailing of this proxy statement, the Board of Directors knows of no other business which will be presented for consideration to be submitted at the Annual Meeting. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the proxies in respect of any such business in accordance with their best judgment.

Proposals By Stockholders

Stockholder proposals that are intended to be included in the Company’s proxy statement for the 2008 Annual Meeting pursuant to Proxy Rule 14a-8 must be received by the Company on or before January 15, 2008 and must comply with that rule.

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders, other than pursuant to Rule 14a-8, must be received by the Company on or before January 15, 2008 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy for the meeting. Any stockholder proposal must comply with all applicable rules and regulations of the SEC. Proxies solicited by the Board of Directors for the 2008 Annual Meeting may confer discretionary authority to vote on any proposals notice of which is not received by that date.

BY ORDER OF THE BOARD OF DIRECTORS

ANDREW J. GRAF
Corporate Secretary

New York, New York
November 23, 2007

Viewpoint Corporation

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 6, 2007.
Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A   Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 - Samuel A. Jones Jr.	[ ]	[ ]	02 - Dennis R. Raney	[ ]	[ ]	03 - James J. Spanfeller	[ ]	[ ]

	For	Withhold		For	Withhold
04 - Patrick Vogt	[ ]	[ ]	05 - Harvey D. Weatherson	[ ]	[ ]

	For	Against	Abstain		For	Against	Abstain
2. To ratify the selection of PricewaterhouseCoopers	[ ]	[ ]	[ ]	3. To change the name of the Company from “Viewpoint	[ ]	[ ]	[ ]
LLP as independent registered public accounting firm				Corporation” to “Enliven Marketing Technologies
for Viewpoint for the 2007 fiscal year.				Corporation”.

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

B Non-Voting Items

Change of Address — Please print your new address below.

C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Viewpoint Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 6, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Viewpoint Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated November 23, 2007, and hereby appoints Patrick Vogt and Christopher Duignan, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Viewpoint Corporation to be held at New York’s Hotel Pennsylvania, 401 Seventh Avenue, 6th Floor, New York, NY 10001, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, and to vote all shares of Viewpoint Corporation common stock that the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING DATED NOVEMBER 23, 2007.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE